Exhibit 15.2

April 17, 2015

LightInTheBox Holding Co., Ltd.
Tower 2, Area D, Diantong Square
No. 7 Jiuxianqiao North Road
Chaoyang District, Beijing 100015
People’s Republic of China

Ladies and Gentlemen,

We consent to the reference to our firm under the headings Item 3. Key Information-D. Risk Factors,” “Item 4. Information on the Company-B. Business Overview- Regulation,” “Item 4. Information on the Company-C. Organizational structure” and “Item 10. Additional information-E. Taxation” in LightInTheBox Holding Co., Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2014, which will be filed with the Securities and Exchange Commission in the month of April 2015.

Yours faithfully,
/s/ TransAsia Lawyers
TransAsia Lawyers